Exhibit 99.1

Mediacom Communications Reports Results
for Fourth Quarter and Full Year 2003

Middletown, NY – February 24, 2004 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported its results for the three months and year ended December 31, 2003.

Fourth Quarter 2003 Financial Highlights

For the fourth quarter of 2003, revenues were $258.8 million, an increase of 8.3% over the comparable 2002 period. Operating income before depreciation and amortization (“OIBDA”) increased by 7.1% to $102.7 million, and operating income increased to $47.8 million from $4.5 million. Net income was $7.1 million, or $0.06 per share, as compared to a net loss of $49.0 million, or $0.41 per share, in the fourth quarter of 2002.

Unlevered free cash flow was $55.4 million, an improvement of $69.4 million from negative $14.0 million generated in the 2002 fourth quarter. Free cash flow improved to $9.0 million, as compared to $1.9 million for the third quarter of 2003 and negative free cash flow of $62.0 million in the 2002 fourth quarter. The Company defines unlevered free cash flow as OIBDA less capital expenditures and free cash flow as OIBDA less interest expense, net and capital expenditures. Please see the section of this press release entitled “Use of Non-GAAP Financial Measures” for additional information regarding OIBDA, unlevered free cash flow and free cash flow.

Full Year 2003 Financial Highlights

For the full year 2003, revenues were $1,004.9 million, an increase of 8.9% over 2002. OIBDA increased by 9.3% to $405.7, and operating income increased to $132.4 million from $51.8 million. Net loss was $62.5 million, or $0.53 per share, as compared to a net loss of $161.7 million, or $1.35 per share, in 2002.

Unlevered free cash flow was $165.2 million, an improvement of $202.3 million from negative $37.1 million generated in 2002. Free cash flow was negative $25.0 million, as compared to negative $225.4 million generated in 2002.

“2003 was a milestone year for Mediacom, as we crossed the $1 billion mark in annual revenues – just seven years after the start of operations – and generated for the first time in our history a significant amount of unlevered free cash flow,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “As expected, free cash flow grew dramatically in the fourth quarter to $9 million, or $.08 per share. This supports our previously stated expectations that with our planned network upgrades completed, capital expenditures are settling down to more normalized levels, setting the stage for strong free cash flow growth in 2004 and beyond.”

Mediacom Communications Corporation
100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639

“During the fourth quarter, we took a restrained stance on matching promotional offers from satellite competitors, causing a decline in video customers but producing sequential growth in video revenues,” continued Mr. Commisso. “In 2004, we expect more local-into-local launches across our remaining markets and continued aggressive discounting by satellite video providers, exerting pressure on our customer base. While we plan to use promotions selectively to defend our core video business, we expect to increase our video revenues by focusing primarily on providing our customers with expanded and enhanced broadband services.”

“We have made significant progress with the rollout of video-on-demand and high-definition television and expect to launch digital video recorders in March. We recently doubled the upload and download speeds of our high-speed Internet service to residential customers and are also testing on a limited basis a ‘lite’ high-speed data product that could be marketed on a standalone or bundled basis. Finally, we believe our planned launch of Voice-over-Internet-Protocol (VoIP) telephony service in certain markets in the second half of 2004 will enable us to offer an attractive bundle of video, voice and data services to our customers,” Mr. Commisso concluded.

Actual Results

Three Months Ended December 31, 2003

For the three months ended December 31, 2003, the Company reported total revenues of $258.8 million, an increase of 8.3% from $239.0 million recorded in the fourth quarter of 2002. Video revenues increased by 3.5%, to $213.1 million from $205.9 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog premium service units. Data revenues increased by 58.1%, to $33.7 million from $21.3 million, due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 2.4%, to $12.0 million from $11.8 million, primarily due to a greater number of markets managed by the Company’s advertising sales division.

OIBDA increased by 7.1% to $102.7 million from $95.9 million recorded in the fourth quarter of 2002. Operating income increased to $47.8 million from $4.5 million in the fourth quarter of 2002, due primarily to a 39.9% decrease in depreciation and amortization to $54.9 million from $91.4 million. Effective July 1, 2003, the Company changed the estimated useful lives of certain components of its cable network in conjunction with the Company’s recently completed network upgrade program. These changes reduced depreciation and amortization for the three months ended December 31, 2003 by approximately $31.9 million. The impact of these changes was partially offset by depreciation related to ongoing investments in the Company’s cable systems.

The Company reported a net income of $7.1 million for the fourth quarter of 2003, as compared to a net loss of $49.0 million for the fourth quarter of 2002. The year-over-year change was primarily due to the increase in operating income described above and an $8.0 million gain on derivatives during the fourth quarter of 2003, as compared to a loss on derivatives of $3.0 million in the fourth quarter of 2002.

Year Ended December 31, 2003

For the year ended December 31, 2003, the Company reported total revenues of $1,004.9 million, an increase of 8.9% from $923.0 million recorded in 2002. Video revenues increased by 4.2%, to $846.8 million from $812.8 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog premium service units. Data revenues increased by 63.1%, to $115.4 million from $70.7 million, due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 8.3%, to $42.7 million from $39.5 million, primarily due to a greater number of markets managed by the Company’s advertising sales division.

OIBDA increased by 9.3% to $405.7 million from $371.3 million recorded in 2002. Operating income increased by 155.5% to $132.4 million from $51.8 million in 2002, due primarily to a 14.4% decrease, to $273.3 million from $319.4 million, in depreciation and amortization. The changes in estimated useful lives of the Company’s cable network described above reduced depreciation and amortization by $63.5 million during 2003, partially offset by depreciation related to ongoing investments in the Company’s cable systems.

Net loss decreased by 61.4% to $62.5 million from $161.7 million in 2002, due to the increase in operating income described above, as well as a $7.2 million gain on derivatives during 2003, as compared to a loss on derivatives of $13.9 million in 2002.

Capital Expenditure and Cable Network Data

Capital expenditures for the three months ended December 31, 2003 were $47.3 million, a 57.0% decrease from the same period of the prior year. Upgrade/rebuild capital expenditures for the fourth quarter of 2003 declined by 94.5% year-over-year. For the year ended December 31, 2003, the Company’s capital expenditures were $240.5 million, a decline of 41.1% from 2002. At December 31, 2003, Mediacom’s digital cable service was available to approximately 99% of the entire basic subscriber base, and the Company was marketing high-speed Internet service in cable systems comprising about 96% of its total homes passed. As of the same date, approximately 98% of the Company’s cable network was upgraded to 550MHz to 870MHz bandwidth capacity and 97% of its homes passed were activated with two-way communications capability.

Financial Position

At December 31, 2003, the Company had total debt outstanding of $3.051 billion and unused credit facilities of about $770 million. As of January 1, 2004, after giving effect to scheduled step downs in the covenants of the Company’s bank credit facilities, approximately $562 million could be borrowed and used for general corporate purposes under the most restrictive covenants in the Company’s debt arrangements. As of the date of this press release, approximately 72% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is approximately 6.3%.

2004 Financial Guidance

The Company today affirmed the 2004 financial guidance that it originally provided on December 22, 2003. The Company’s specific financial forecasts for 2004 include:

•	Revenues of $1.075 billion to $1.085 billion

•	OIBDA of $425 million to $435 million

•	Capital expenditures of $165 million to $175 million

•	Unlevered free cash flow of at least $250 million

•	Interest expense of $194 million to $200 million

•	Free cash flow of at least $50 million

As previously disclosed, the Company still expects some pressure on video subscribers this year as satellite video providers continue to introduce local channels in more of the Company’s markets. The Company also continues to expect another record performance from Mediacom Online in 2004 and to launch VoIP telephony service in certain markets during the second half of the year.

Use of Non-GAAP Financial Measures

“OIBDA,” “unlevered free cash flow,” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines unlevered free cash flow as OIBDA less capital expenditures, and free cash flow as OIBDA less interest expense, net and capital expenditures.

OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

Unlevered free cash flow and free cash flow are used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes unlevered free cash flow and free cash flow are useful for investors because they enable them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definitions of unlevered free cash flow and free cash flow eliminate the impact of quarterly working capital fluctuations, most notably from the timing of semi-annual cash interest payments on the Company’s senior notes. The only difference between the terms unlevered free cash flow and free cash flow is that unlevered free cash flow does not subtract interest expense, net. The Company’s definitions of unlevered free cash flow and free cash flow may not be comparable to similarly titled measures used by other companies.

OIBDA, unlevered free cash flow and free cash flow should not be regarded as alternatives to either operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to unlevered free cash flow and free cash flow. The Company is unable to reconcile these non-GAAP measures to their most directly comparable non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain items, such as the initiation of depreciation relative to network construction project, or changes in working capital. Reconciliations of historical presentations of OIBDA, unlevered free cash flow and free cash flow to their most directly comparable GAAP financial measures are provided in Attachment 6.

Teleconference

The Company will hold a teleconference to discuss its fourth quarter and full year 2003 results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. The Company’s cable systems pass approximately 2.76 million homes and serve about 1.54 million basic subscribers in 23 states. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, high-speed Internet access, video-on-demand and high-definition television.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “forecasts,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video and high-speed Internet access businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations; and the other risks and uncertainties described in the Company’s annual report on Form 10-K and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:	Contact:
(1) Actual Results – Three-Month Periods	Mark E. Stephan
(2) Actual Results – Full-Year Periods	Executive Vice President and
(3) Consolidated Balance Sheet Data	Chief Financial Officer
(4) Capital Expenditure Data	(845) 695-2640
(5) Calculation – Unlevered Free Cash Flow and Free Cash Flow	mstephan@mediacomcc.com
(6) Reconciliation Data – Historical
(7) Summary Operating Statistics

(1) Actual Results – Three-Month Periods

The table below presents actual results for the three-month periods ended December 31, 2003 and December 31, 2002.

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		Percent
	2003	2002	Change
Video	$213,107	$205,915	3.5%
Data	33,666	21,293	58.1
Advertising	12,040	11,763	2.4

Total revenues	$258,813	$238,971	8.3%
Service costs	99,429	90,670	9.7
SG&A expenses	51,753	45,669	13.3
Corporate expenses	4,933	6,769	(27.1)
Depreciation and amortization	54,871	91,350	(39.9)

Operating income	$47,827	$4,513	NM
Interest expense, net	(46,489)	(48,031)	(3.2)
Gain (loss) on derivatives, net	7,950	(2,964)	NM
Other expenses	(2,376)	(2,484)	(4.3)

Net income (loss) before income taxes	$6,912	$(48,966)	NM
Benefit (provision) for income taxes	200	(75)	NM

Net income (loss)	$7,112	$(49,041)	NM

Basic and diluted income (loss) per share	$0.06	$(0.41)

Weighted average common shares outstanding	118,717	118,662

OIBDA (a)	$102,698	$95,863	7.1%
OIBDA margin (b)	39.7%	40.1%
Operating income margin (c)	18.5%	1.9%

(a)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.

(b)	Represents OIBDA as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

Note: Certain amounts in the 2002 consolidated statements of operations have been reclassified for comparison purposes.

(2) Actual Results – Full-Year Periods

The table below presents actual results for the years ended December 31, 2003 and December 31, 2002.

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Year Ended
	December 31,		Percent
	2003	2002	Change
Video	$846,787	$812,838	4.2%
Data	115,360	70,745	63.1
Advertising	42,742	39,450	8.3

Total revenues	$1,004,889	$923,033	8.9%
Service costs	385,129	359,737	7.1
SG&A expenses	196,826	173,970	13.1
Corporate expenses	17,237	18,075	(4.6)
Depreciation and amortization	273,307	319,435	(14.4)

Operating income	$132,390	$51,816	155.5
Interest expense, net	(190,199)	(188,304)	1.0
Gain (loss) on derivatives, net	7,218	(13,877)	NM
Other expenses	(11,460)	(11,093)	3.3

Net loss before income taxes	$(62,051)	$(161,458)	(61.6)
Provision for income taxes	(424)	(200)	112.0

Net loss	$(62,475)	$(161,658)	(61.4)%

Basic and diluted loss per share	$(0.53)	$(1.35)

Weighted average common shares outstanding	118,627	119,608

OIBDA (a)	$405,697	$371,251	9.3%
OIBDA margin (b)	40.4%	40.2%
Operating income margin (c)	13.2%	5.6%

(a)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.

(b)	Represents OIBDA as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

Note: Certain amounts in the 2002 consolidated statements of operations have been reclassified for comparison purposes.

(3) Consolidated Balance Sheet Data

The table below presents the actual results as of December 31, 2003 and December 31, 2002.

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Balance Sheet Data
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2003	2002
ASSETS
Cash and cash equivalents	$25,815	$31,224
Investments	2,933	4,070
Accounts receivable, net	56,706	56,205
Prepaid expenses and other assets	14,260	10,278

Total current assets	$99,714	$101,777
Property, plant and equipment, net	1,465,362	1,483,829
Intangible assets, net	2,050,095	2,072,404
Other assets, net	39,788	45,964

Total assets	$3,654,959	$3,703,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$247,728	$271,260
Deferred revenue	43,633	33,261
Current portion of long-term debt	12,571	2,211

Total current liabilities	$303,932	$306,732
Long-term debt, less current portion	3,038,922	3,017,000
Other non-current liabilities	26,991	33,701
Total stockholders’ equity	285,114	346,541

Total liabilities and stockholders’ equity	$3,654,959	$3,703,974

Note: Certain amounts in the 2002 balance sheet have been reclassified for comparison purposes.

(4) Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Customer premise equipment	$18,249	$30,086	$92,802	$101,757
Scalable infrastructure	6,936	11,158	31,363	34,623
Line extensions	11,371	10,213	32,433	34,836
Upgrade/Rebuild	2,506	45,615	52,188	200,128
Support capital	8,188	12,769	31,754	36,970

Total	$47,250	$109,841	$240,540	$408,314

Note:	Certain amounts in 2002 have been reclassified for comparison purposes.

(5) Calculation – Unlevered Free Cash Flow and Free Cash Flow

MEDIACOM COMMUNICATIONS CORPORATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2003	2002
OIBDA	$102,698	$95,863
Capital expenditures	(47,250)	(109,841)

Unlevered free cash flow	$55,448	$(13,978)
Interest expense, net	(46,489)	(48,031)

Free cash flow	$8,959	$(62,009)

	Year Ended
	December 31,
	2003	2002
OIBDA	$405,697	$371,251
Capital expenditures	(240,540)	(408,314)

Unlevered free cash flow	$165,157	$(37,063)
Interest expense, net	(190,199)	(188,304)

Free cash flow	$(25,042)	$(225,367)

(6) Reconciliation Data – Historical

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2003	2002
OIBDA	$102,698	$95,863
Depreciation and amortization	(54,871)	(91,350)

Operating income	$47,827	$4,513

	Year Ended
	December 31,
	2003	2002
OIBDA	$405,697	$371,251
Depreciation and amortization	(273,307)	(319,435)

Operating income	$132,390	$51,816

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Unlevered Free Cash Flow and Free Cash Flow
to Net Cash Flows Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2003	2002
Unlevered free cash flow	$55,448	$(13,978)
Interest expense, net	(46,489)	(48,031)

Free cash flow	$8,959	$(62,009)
Capital expenditures	47,250	109,841
Non-cash stock charges	—	3,464
Other expenses	(555)	(893)
Benefit (provision) for income taxes	200	(75)
Deferred income taxes	—	375
Change in assets and liabilities, net	(1,226)	23,774

Net cash flows provided by operating activities	$54,628	$74,477

(6) Reconciliation Data – Historical (continued)

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Unlevered Free Cash Flow and Free Cash Flow
to Net Cash Flows Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31,
	2003	2002
Unlevered free cash flow	$165,157	$(37,063)
Interest expense, net	(190,199)	(188,304)

Free cash flow	$(25,042)	$(225,367)
Capital expenditures	240,540	408,314
Non-cash stock charges	—	5,323
Other expenses	(3,378)	(3,910)
Provision for income taxes	(424)	(200)
Change in assets and liabilities, net	(19,880)	(9,957)

Net cash flows provided by operating activities	$191,816	$174,203

(7) Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual	Actual	Actual
	December 31,	September 30,	December 31,
	2003	2003	2002
Homes passed	2,755,000	2,740,000	2,715,000
Basic subscribers	1,543,000	1,552,000	1,592,000
Basic penetration	56.0%	56.6%	58.6%
Average monthly revenues per basic subscriber(a)	$55.75	$53.79	$50.10
Digital Cable
Digital-ready basic subscribers	1,523,000	1,534,000	1,540,000
Digital customers	383,000	393,000	371,000
Digital penetration	25.1%	25.6%	24.1%
Data
Data-ready homes passed	2,665,000	2,645,000	2,460,000
Data-ready homes marketed	2,655,000	2,635,000	2,320,000
Data customers	280,000	261,000	191,000
Data penetration	10.5%	9.9%	8.2%
Revenue Generating Units(b)	2,206,000	2,206,000	2,154,000
Customer Relationships(c)	1,570,000	1,577,000	1,611,000
Percentage of cable network upgraded	98%	98%	96%

(a)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(b)	Represents the sum of basic subscribers, digital customers and data customers.

(c)	The total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.